Exhibit 99.1

  Cincinnati Financial Corporation Holds Shareholders' and Directors' Meetings

        - Directors elected and independent audit firm selection ratified

                           - Board committees assigned

    CINCINNATI, April 26 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that at the company's annual shareholders' meeting on April 24, 2004, three directors were re-elected and two new directors were elected to the board. Also, shareholders ratified the selection of Deloitte & Touche LLP as independent audit firm.

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented:
"In an evolving process, we are complying with new regulations while preserving the values that built our company. Our shareholders are well served by a stable board, with strong agent representation complemented by individuals who mirror the values and spirit of independent agents."

    The board continues to have 15 members, as two long-serving directors did not stand for re-election. Re-elected for three-year terms on the board were Michael Brown, president, Cincinnati Bengals, Inc.; Robert C. Schiff, chairman, Schiff, Kreidler-Shell, Inc.; and John M. Shepherd, chairman and chief executive officer, The Shepherd Chemical Company. Newly elected were:


     - Dirk J. Debbink, president, MSI General Corporation, Oconomowoc, Wisconsin; Rear Admiral, U.S. Naval Reserve; and chairman, First Bank Financial Centre, Oconomowoc, Wisconsin. MSI General is a leader in the commercial, industrial, retail, educational, religious and municipal design/build construction industry.

     - Douglas S. Skidmore, president, chief executive officer and director of Skidmore Sales & Distributing Company, Inc., West Chester, Ohio. Skidmore Sales & Distributing is a family-owned, full-service distributor and broker of quality industrial food ingredients.


    At the regular meeting of the board of directors, also held on April 24, the board adopted a code of conduct for the company's directors, officers and associates (to be available at www.cinfin.com by May 4, 2004). The board also announced committee membership for the coming year, in line with the independence requirements of applicable law and the listing standards of
Nasdaq:


     - Audit -- William F. Bahl, CFA: Dirk J. Debbink: Kenneth C. Lichtendahl (chair); Gretchen W. Price; Douglas S. Skidmore; and E. Anthony Woods.

     - Executive -- James E. Benoski; Michael Brown; John J. Schiff, Jr., CPCU (chair); Frank J. Schultheis; John M. Shepherd; and Larry Webb, CPCU.

     - Compensation -- William F. Bahl; Kenneth C. Lichtendahl;
       W. Rodney McMullen (chair); and Gretchen W. Price. Director Emeritus Lawrence H. Rogers II continues to serve as committee adviser.

     - Investment -- William F. Bahl; James E. Benoski; W. Rodney McMullen; John J. Schiff, Jr. (chair); Thomas R. Schiff; and E. Anthony Woods. Richard M. Burridge, CFA, continues to serve as committee advisor.

     - Nominating -- William F. Bahl (chair), Kenneth C. Lichtendahl and John M. Shepherd.


    Schiff noted, "Our eight independent directors hail from organizations with strong entrepreneurial cultures, high service standards, long-term growth and profitability plans, and operational structures that leverage a local presence. We have the greatest appreciation for them and for all of our board members, whose dedication benefits our shareholders and their long-term interests."

    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com .



SOURCE  Cincinnati Financial Corporation
    -0-                             04/26/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media,
Joan O. Shevchik, +1-513-603-5323, both for Cincinnati Financial Corporation/
    (CINF)

CO: Cincinnati Financial Corporation; The Cincinnati Insurance Company; The Cincinnati Indemnity Company; The Cincinnati Casualty Company
ST:  Ohio
IN:  FIN INS
SU:  PER